Exhibit 99.1

ABATIX CORP. Reports Operating Results for 2004

          DALLAS, March 14 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $52,892,000 for 2004 increased 8% from net sales of $48,893,000 in 2003 and net earnings of $214,000 or $.13 per share for 2004 increased from net earnings of $61,000 or $.04 per share in 2003.  The increase in sales for 2004 is primarily attributable to sales to restoration customers in response to the hurricanes in Florida, the sales to the homeland security market, and the general improvement in the economy, resulting in increased sales to the industrial market.  The increase in profitability is primarily attributed to the higher sales volume and lower labor and certain other costs, partially offset by the lower margin homeland security sales and higher legal costs.

          Mr. Shaver stated, “Florida continued to positively impact our business during the fourth quarter, although the business was declining as commercial jobs were completed.  In February, we closed our temporary office in Florida as most of our customers who had mobilized to help with the cleanup had also left.  We have seen an increase in sales to the industrial market and remain hopeful that as the economy improves, there will be additional spending in this market and in the other markets we serve.  In addition, we will continue working towards improving our costs of operation so they are aligned with our revenues.”

          Mr. Shaver concluded, “The SEC recently extended the time to comply with Section 404 of the Sarbanes-Oxley Act for small companies, including Abatix, until December 31, 2006.  We are reassessing our original plan and project start date based on this extended compliance deadline.  We currently estimate the costs, both internal and external, to comply to be approximately $500,000.”

          This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp.  Such statements involve a number of risks and uncertainties including, without limitation, global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products and the import of such products; the outcome of litigation; market acceptance of new products, existence or development of competitive products the Company represents as a distributor that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of key customers and vendors; efforts to control and/or reduce costs; or the Company’s success in the process of management’s assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002.  We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

           ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries.  The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada.  These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.  More information about the Company can be found on the Abatix web site at www.abatix.com .

ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003

Net sales	$14,047,129	$10,909,246	$52,892,213	$48,893,420
Cost of sales	10,187,711	7,919,891	38,521,908	34,843,222
Gross profit	3,859,418	2,989,355	14,370,305	14,050,198
Selling, general and administrative expenses	(3,350,419)	(3,164,735)	(13,719,943)	(13,718,525)
Operating profit (loss)	508,999	(175,380)	650,362	331,673
Other expense, net	(73,495)	(44,059)	(240,880)	(178,084)
Earnings (loss) before income taxes	435,504	(219,439)	409,482	153,589
Income tax expense	(181,160)	66,170	(195,317)	(92,398)
Net earnings (loss)	$254,344	$(153,269)	$214,165	$61,191
Basic and diluted earnings (loss) per share	$.15	$(.09)	$.13	$.04
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of:

	December 31, 2004	December 31, 2003

Current assets	$17,832,010	$14,616,969
Total assets	$19,271,924	$16,341,775
Current liabilities	$10,305,708	$7,589,724
Total stockholders’ equity	$8,966,216	$8,752,051

SOURCE  ABATIX CORP.
          -0-                                                                      03/14/2005
          /CONTACT:  Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X, or +1-888-222-8499, or fcinatl@abatix.com /
          /Web site:  http://www.abatix.com /